December 22, 2010
FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL
REPORTS NOVEMBER 2010 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Securities commissions and fees were up 16 percent over last year and 2 percent over the previous month driven by the Private Client Group,” stated CEO Paul Reilly. “Although down slightly, client assets under administration remained near record levels at $253.4 billion and assets under management grew to $31.6 billion.

“ECM had a solid month, particularly in Canada, which did extremely well. Backlog for the entire business looks promising. Trading profits were at a slight loss for the month as the volatility in the Fixed Income market had an adverse impact on results. The volatility of late November continued into early December, thus we anticipate that trading profits will be below recent levels,” added Reilly.

“Bank loans grew slightly and the loan pipeline continues to build, which portends a continued growth in loan balances. Credit quality continues to improve. Once again, we are encouraged by the steady, albeit slow, growth in the economy and our position to take advantage of the continuing economic recovery.”

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 5,300 financial advisors serving 1.9 million accounts in 2,300 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $253 billion, of which approximately $32 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2010 annual report on Form 10-K, which is available on RAYMONDJAMES.COM and SEC.GOV.

	November 2010	November 2009	October 2010
	(21 business days)	(20 business days)	(21 business days)

Securities commissions and fees (1)	$ 172.0 mil.	$ 147.7 mil	$ 168.2 mil.

Total customer assets under administration	$ 253.4 bil.	$ 229.0 bil.	$ 254.1 bil.

# of lead managed underwritings (2)	9	5	4

Financial Assets Under Management (excluding Money Market Funds) (3)	$ 31.6 bil.	$ 26.7 bil	$ 31.2 bil.

Raymond James Bank total loans, net	$ 6.1 bil.	$ 6.5 bil.	$ 6.0 bil.

(1)  Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2)  This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions, M&A and co-managed deals and transaction fees.
(3)  This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.

For more information, please contact Steve Hollister at 727-567-2824.

Please visit the Raymond James Press Center at raymondjames.com/media.